INVESTMENT ADVISORY AGREEMENT GPS FUNDS I
AGREEMENT made this 5th day of September, 2024, by and between GPS Funds I, a Delaware statutory trust (the “Trust”), and AssetMark, Inc., a California corporation (the “Advisor”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to create, and currently consists of, separate series of shares, each representing interests in a separate mutual fund managed according to its own investment objectives and policies;

WHEREAS, the Advisor is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and served as the investment adviser to the series of the Trust under an Investment Advisory Agreement dated October 31, 2016, as amended effective December 1, 2017 and April 1, 2021 (the “Old Agreement”);

WHEREAS, in connection with a change in ownership of the Advisor effective on the date first written above, the Old Agreement terminated automatically as required under the 1940 Act; and

WHEREAS, the Board of Trustees and shareholders of the Trust have each approved this Agreement to replace the Old Agreement, and the parties hereto desire to enter into this Agreement so that the Advisor may continue to provide investment advisory services with respect to the series listed on Schedule A, as may be amended from time to time, attached hereto and made a part of this Agreement (each a “Fund” and collectively the “Funds”).
NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree as follows:

1.DUTIES OF THE TRUST.
(a)The Trust, except as otherwise provided in this Agreement, is responsible for conducting its own business and affairs and for all necessary and incidental expenses and salaries including, but not limited to, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance, redemption and repurchase of shares; preparation of share certificates; preparation and filing of such forms as may be required by the various jurisdictions in which the Trust’s shares may be sold; preparation, printing and mailing of reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes, and state and federal registration fees.

(b)In the conduct of the respective businesses of the parties and in the performance of this Agreement, the Trust and the Advisor may share facilities common to each, with appropriate proration of expenses between them.

(c)To the extent the Advisor incurs any costs by assuming expenses that are an obligation of the Trust as set forth herein, the Trust shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses. To the extent the services for which the Trust is obligated to pay are performed by the Advisor, the Advisor shall be entitled to recover from the Trust to the extent of the Advisor’s actual costs for providing such services.

2.DUTIES OF THE ADVISOR.

(a)The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Funds. In so doing, the Advisor may hire one or more sub- advisors for each Fund to carry out the investment program of the Fund(s) (subject to the approval of the Trust’s Board of Trustees and, except as otherwise permitted under the terms of any exemptive relief obtained by the Advisor from the U.S. Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of any affected Fund(s)). To the extent that the Advisor does hire any sub-advisor, it will thereafter continuously review, supervise and (where appropriate) administer the investment program of the Fund(s).

(b)The Advisor will provide, or direct any sub-advisor to provide to the Administrator and the Trust records concerning the Advisor’s and sub-advisor(s)’ activities which the Trust is required to maintain, and to render regular reports to the Administrator and to the Trust’s officers and Trustees concerning the Advisor’s and sub-advisor(s)’ performance of the foregoing responsibilities. The retention of a sub-advisor by the Advisor shall not relieve the Advisor of its responsibilities under this Agreement.
(c)The Advisor shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Fund set forth in the Trust’s prospectus and statement of additional information, as amended from time to time (referred to collectively as the “Prospectus”), and applicable laws and regulations. The Trust will furnish the Advisor from time to time with copies of all amendments or supplements to the Prospectus, if any.

(d)The Advisor accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel (including any sub-advisors) required by it to perform the services on the terms and for the compensation provided herein. The Advisor will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Trust.

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3.DELIVERY OF DOCUMENTS.

(a)The Trust has furnished Advisor with copies properly certified or authenticated of each of the following and will furnish any amendments and restatements as they are effected:

(i)The Trust’s Certificate of Trust, as filed with the Secretary of State of Delaware, and its Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the “Declaration of Trust”);

(ii)By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By- Laws”);

(iii)Prospectus(es) of the Fund(s).

(b)The Advisor has furnished to the Trust, a copy of its Form ADV as filed with the U.S. Securities and Exchange Commission, and will furnish any amendment thereto as it may be effected.

4.OTHER COVENANTS. The Adviser agrees that it:
(a)will comply with all applicable Rules and Regulations of the U.S. Securities and Exchange Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law;
(b)will place or will cause the sub-advisors to place orders pursuant to its/their investment determinations for the Fund(s) either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Advisor will, or will cause the sub-advisors to use its/their best efforts to seek on behalf of a Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Advisor (or any sub-advisor) shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction the Advisor (or any sub-advisor) may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to a Fund and/or other accounts over which the Adviser or an affiliate of the Advisor may exercise investment discretion. The Advisor (or any sub-advisor) is authorized, subject to the prior approval of the Trust’s Board of Trustees, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Advisor (or any sub-advisor) determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such

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broker or dealer - - viewed in terms of that particular transaction or terms of the overall responsibilities of the Advisor to a Fund. In no instance, however, will any Fund’s securities be purchased from or sold to the Advisor, any sub-advisor engaged with respect to that Fund, the Trust’s principal underwriter, or any affiliated person of either the Trust, the Advisor, and sub- advisor or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the U.S. Securities and Exchange Commission and the 1940 Act. The Advisor (and any sub-advisor) is also authorized to enter into brokerage/service arrangements with broker- dealers whereby certain broker-dealers agree to pay all or a portion of a Fund’s custodian, administrative, transfer agency, and/or other fees in exchange for such Fund directing certain minimum brokerage amounts to such broker-dealer, if, and only if, the Advisor (or any sub- advisor) determines in good faith that such arrangement was reasonable - viewed in terms of that particular transaction or terms of the overall responsibilities of the Advisor (or sub-advisor) to a Fund.

5.COMPENSATION OF THE ADVISOR.

(a)For the services to be rendered by the Advisor as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Advisor compensation at the rate(s) specified in Schedule A, as may be amended from time to time, attached hereto and made a part of this Agreement. Such compensation shall be paid to the Advisor at the end of each month and calculated by applying a daily rate to the assets of each of the Funds, based on the annual percentage rates as specified in the attached Schedule A. The fee shall be based on the average daily net assets for the month involved.

(b)Any advisory fees which may be charged by sub-advisors hired by the Advisor are the sole obligation of the Advisor, and not of the Trust.
(c)If this Agreement is terminated prior to the end of any calendar month, the management fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which the Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within 10 days after the date of termination.

(d)The Advisor may voluntarily or contractually agree to reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may similarly agree to make payments to limit expenses which are the responsibility of the Trust under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Advisor hereunder or to continue future payments. Any such reduction will be agreed upon prior to accrual of the related expense or fee and will be estimated daily. Any fee withheld shall be voluntarily reduced and any Fund expense paid by the Advisor voluntarily or pursuant to an agreed expense limitation shall be reimbursed by the Fund to the Advisor in the first, second, or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction, or payment to the extent permitted by applicable law if the aggregate expenses for the next succeeding fiscal year, second fiscal year or third succeeding fiscal year do not exceed any limitation to which the Advisor has agreed.

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6.EXCESS EXPENSES.

If the expenses for any Fund for any fiscal year (including fees and other amounts payable to the Advisor, but excluding interest, taxes, brokerage costs, litigation, and other extraordinary costs) as calculated every business day would exceed the expense limitations imposed on investment companies by any applicable statute or regulatory authority of any jurisdiction in which Shares are qualified for offer and sale, the Advisor shall bear such excess cost.

However, the Advisor will not bear expenses of the Trust or any Fund which would result in the Trust’s inability to qualify as a regulated investment company under provisions of the Internal Revenue Code. Payment of expenses by the Advisor pursuant to this Section 6 shall be settled on a monthly basis (subject to fiscal year end reconciliation) by a waiver of the Advisor’s fees provided for hereunder, and such waiver shall be treated as a reduction in the purchase price of the Advisor’s services.

7.REPORTS.

The Trust and the Advisor agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Advisor further agrees to furnish to the Trust, if applicable, the same such documents and information pertaining to any sub-advisor as the Trust may reasonably request.

8.STATUS OF THE ADVISOR.
The services of the Advisor to the Trust are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. To the extent that the purchase or sale of securities or other investments of any issuer may be deemed by the Advisor to be suitable for two or more accounts managed by the Advisor, the available securities or investments may be allocated in a manner believed by the Advisor to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by the Trust or the size or position obtainable for or disposed by the Trust or any Fund.

9.LICENSING OF NAMES.

The Advisor has adopted and used the service marks “GPS” “GuideMark” and “GuidePath” (the “Marks”) in connection with its financial and mutual fund services, and grants the Trust a revocable, non-exclusive royalty-free right and license to use the Marks in connection with the names of the Trust and/or the Funds and the Trust’s business. In the event that the Advisor ceases to be the investment adviser for the Trust or any Fund for any reason, the Trust

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will (unless the Advisor otherwise agrees in writing) take all necessary steps to change the name of the Trust or Funds to a name not including the Marks within a reasonable period of time.
10.CERTAIN RECORDS.

The Advisor shall maintain, and cause any sub-advisors to maintain, books and records with respect to the Advisor’s and the sub-advisor’s respective services to the Funds in accordance with good practice, applicable federal and state securities laws, and such instructions as may be provided to it by the Trust from time to time.

11.LIMITATION OF LIABILITY OF THE ADVISOR.

The duties of the Advisor shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Advisor hereunder. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Section 11, the term “Advisor” shall include directors, officers, employees and other corporate agents of the Advisor as well as that corporation itself).

12.PERMISSIBLE INTERESTS.

Trustees, agents, and shareholders of the Trust are or may be interested in the Advisor (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Advisor are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and the Advisor (or any successor) is or may be interested in the Trust as a shareholder or otherwise subject to the provisions of applicable law. All such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s Prospectus as required by law. In addition, brokerage transactions for the Trust may be effected through affiliates of the Advisor or any sub-advisor if approved by the Board of Trustees, subject to the rules and regulations of the U.S. Securities and Exchange Commission.
13.DURATION AND TERMINATION.
This Agreement, unless sooner terminated as provided herein, shall for each Fund listed on Schedule A attached hereto remain in effect from the date of execution or, if later, the date approved by the Fund’s shareholders (the “Effective Date.”), for an initial term of two years from the Effective Date, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein,

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the Advisor may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of the Fund as prescribed by the 1940 Act (unless shareholder approval of the amendment would not be required to be consistent with SEC interpretations of Section 15 of the 1940 Act), and by the vote of a majority of Trustees of the Trust who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval).

This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on not less than 30 days nor more than 60 days written notice to the Advisor, or by the Advisor at any time without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

As used in this Section 13, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the U.S. Securities and Exchange Commission.
14.GOVERNING LAW.

This Agreement shall be governed by the internal laws of the State of California, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.

15.NOTICE.
Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Advisor at:
AssetMark, Inc.

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1655 Grant Street, 10th Floor Concord, California 94520 Attn: Carrie E. Hansen

To the Trust at:
GPS Funds I
c/o AssetMark, Inc.
1655 Grant Street, 10th Floor Concord, California 94520 Attn: Carrie E. Hansen

16.SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17.ENTIRE AGREEMENT.

This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.
No series of the Trust shall be liable for the obligations of any other series of the
Trust. Without limiting the generality of the foregoing, the Advisor shall look only to the assets of a particular Fund for payment of fees for services rendered to that Fund.

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the U.S. Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(The remainder of this page is intentionally left blank)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of August 30, 2024.

AssetMark, Inc.		GPS FUNDS I
By:	/s./ Carrie E. Hansen	By:	/s./ Carrie E. Hansen

Name & Title:	Carrie E. Hansen, Chief Operating Officer, AssetMark, Inc	Name & Title:	Carrie E. Hansen, President

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Schedule A to the
Investment Advisory Agreement between
GPS Funds I and AssetMark, Inc.

Pursuant to Section 5 of the Investment Advisory Agreement, the Trust shall cause each Fund to pay the Advisor compensation at an annual rate as follows:

Fund	Management Fee (as a percentage of average daily net assets)	Original Execution Date	Initial Renewal Deadline
GuideMark® Large Cap Core Fund	0.45%	August 30, 2024	September 5, 2026
GuideMark® Emerging Markets Fund	0.59%	August 30, 2024	September 5, 2026
GuideMark® Small/Mid Cap Core Fund	0.57%	August 30, 2024	September 5, 2026
GuideMark® World Ex-US Fund	0.50%	August 30, 2024	September 5, 2026
GuideMark® Core Fixed Income Fund	0.40%	August 30, 2024	September 5, 2026

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